Exhibit 10.7

THIS AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT (Agreement) is made on [            ] [    ], 2007,

BETWEEN

SPRINT COMMUNICATIONS COMPANY, L.P., a Delaware limited partnership with an office at 6200 Sprint Parkway, Overland Park, Kansas 66251 (Sprint).

VIRGIN MOBILE USA, LLC, a Delaware limited liability company, with a principal place of business at 10 Independence Boulevard, Warren, New Jersey 07059 whose registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 (the Licensee).

RECITAL

WHEREAS, Sprint is the beneficial owner of the Marks (as defined below), and has agreed to grant the Licensee a license to use the Marks on the terms and conditions of this Agreement;

WHEREAS, on October 4, 2001 Sprint and Licensee entered into a License Agreement, as amended, whereby Sprint granted Licensee the right to use the Marks in accordance with the terms and conditions set forth therein (the License Agreement); and

WHEREAS, the parties hereto desire to enter into this Agreement to modify the rights and obligations of the parties under the License Agreement as set forth herein;

In consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree to amend the License Agreement in its entirety to read as follows:

DEFINITIONS

1.1 In this Agreement, the Recital above and the Schedules to it, the following terms shall have the following meanings.

Accounting Period means each of the annual accounting periods ending on the Annual Accounting Date during the Term and, in the case of the first such period, the period from the Commencement Date to the first Annual Accounting Date, and, in the case of the last period, the period from the commencement of such period until close of business on the final day of the Term or the date of termination of this Agreement, whichever occurs sooner;

Annual Accounting Date means 31 January save as such date may be adjusted (if in a material manner, then by written agreement between the parties) to avoid an Annual Accounting Date falling on a day which is not a Business Day and/or to ensure that all Annual Accounting Dates fall on the same day of the relevant week;

Business Day means any day (excluding Saturdays and Sundays) on which the US Postal Service is open for business;

Commencement Date means the earlier of the date that Licensee or its direct or indirect parent company closes an initial public offering and January 1, 2008;

CPI or Consumer Price Index means the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, as published by the United States Department of Labor Bureau of Labor Statistics, or any successor organization;

End User has the meaning given such term in the PCS Services Agreement;

Financial Year means the financial year of the Licensee;

Gross Sales means the total amount received by the Licensee in connection with the carrying on of the Licensed Activities, exclusive of revenues from sales of Handsets if Handsets are sold at a retail price below wholesale cost;

Handset means a mobile device intended for use by a customer of Licensee to access Mobile Voice and Data Services;

Licensed Activities means those activities referred to in Clause 3.1;

Marks means the trademarks identified on Schedule 1.0 attached hereto;

Mobile Voice and Data Services means voice and data radio communications service including both one-way and two-way radio communications services conducted through a wireless network carried on or between mobile stations and/or receivers and land stations, and between mobile stations and/or receivers communicating among themselves and the services made available to End Users over mobile receivers;

PCS Services Agreement means the Amended and Restated PCS Services Agreement between Sprint Spectrum L.P. and Licensee dated as of [            ] [    ], 2007;

Person means any individual, corporation, limited liability company, partnership, firm, joint venture, association, trust, joint stock company, unincorporated organization or other entity;

Royalties means the payments described in Clause 4;

Sprint PCS Branding Guidelines means the guidelines provided by Sprint in relation to the permitted form, manner and context in which the Marks may be used, as amended from time to time; the most current version of which is attached as Schedule 2.0;

Term means the period between the Commencement Date and December 31, 2027;

Territory means the United States of America, the US Virgin Islands and Puerto Rico; and

Value Added Services means voicemail, short message and digital mobile fax services and other related services, in each case provided by means of Mobile Voice and Data Services via a Handset.

1.2 The Schedules form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the schedules.

1.3 For the avoidance of doubt the recitals do not form part of the operative provisions of this Agreement.

1.4 The index to and the headings in this Agreement are for information only and are to be ignored in construing the same.

1.5 The parties acknowledge and agree that:

(a) each of them has been advised by counsel and has fully considered the language, terms and provisions of this Agreement; and

(b) this Agreement has been drafted by both parties and ambiguities in it, if any, shall not be construed against the drafter of any particular clause.

ACKNOWLEDGEMENTS

2.1 The Licensee acknowledges that:

(a)	all rights in the Marks belong to Sprint;

(b)	the Licensee shall not acquire or claim any title to any of the Marks by virtue of the rights granted to it by this Agreement or through its use of the Marks either before or after the date of this Agreement;

(c)	the Licensee shall not at any time do or omit to do anything which is likely to prejudice Sprint’s rights in the Marks;

(d)	all goodwill generated by use of the Marks by the Licensee shall at all times be deemed to have accrued to Sprint;

(e)	any rights accrued to the Licensee through use of the Marks, including but not limited to any mixed brand rights shall be deemed to have accrued to Sprint; and

(f)	for the avoidance of doubt, the Licensee shall do any act reasonably required to give effect to this Clause 2.1.

2.2 Sprint acknowledges that the Licensee shall be free to use or register in its own name any mark other than a mark which is (i) one of the Marks; (ii) confusingly similar to a Mark; or (iii) used in combination with a Mark as a composite mark.

2.3 Sprint acknowledges that all goodwill generated by use or registration of a mark by the Licensee in its own name in accordance with Clause 2.2 shall at all times be deemed to have accrued to the Licensee.

GRANT

3.1 With effect from the Commencement Date, in consideration of the Royalties and the covenants and undertakings contained in this Agreement, Sprint grants to the Licensee a non-exclusive license to use the Marks in the Territory for the Term:

(a)	in relation to the provision of Mobile Voice and Data Services and Value Added Services to Customers; and

(b)	on promotional brochures and other materials in relation to the provision of Mobile Voice and Data Services and Value Added Services.

3.2 Licensee will not use the Marks in any form other than that permitted in the Sprint PCS Branding Guidelines attached hereto as Schedule 2.0 and incorporated herein by this reference without the prior written consent of Sprint, such consent to be requested and determined as described in Clause 3.3 below. Licensee will use the Marks in accordance with the Sprint PCS Branding Guidelines.

3.3 Except for printed materials which shall be covered by Clause 5.4 herein, if the Licensee wishes to use the Marks in any manner other than as provided in the Sprint PCS Branding Guidelines, it will notify Sprint prior to commencing the proposed use. If Sprint consents (such consent to be based on Sprint’s reasonable interpretation of the Sprint PCS Branding Guidelines and not to be unreasonably withheld) to the proposed use by the Licensee, Sprint will so notify Licensee. If Sprint withholds its consent, it will explain in writing the basis for its decision. If Sprint fails to provide written notice of its decision within thirty (30) days of the request, the request will be deemed denied for purposes of this Clause 3.3. If Sprint and Licensee do not agree with respect to any such issue, either party may escalate the matter as provided in Clause 14.11.

PAYMENT OF ROYALTIES

4.1 Through December 31, 2007, the Licensee agrees to pay Sprint continuing Royalties which, for any one Financial Year (and pro rata for parts thereof), shall be 0.125% of Gross Sales during that Financial Year, up to a maximum of two million United States dollars ($2,000,000) in any one Financial Year. Beginning with the earlier of (a) January 1, 2008, and (b) the date on which Licensee offers post-paid Mobile Voice and Data Services, the Licensee agrees to pay Sprint continuing Royalties which, for any one Financial Year (and pro rata for parts thereof), shall be 0.25% of Gross Sales during that Financial Year, up to a maximum of four million United States dollars ($4,000,000) (the Cap) in any one Financial Year. The Licensee shall pay the amount payable under this clause in respect of each quarter within ten (10) Business Days of the end of each quarter and in the manner nominated by Sprint. Licensee will pay Royalties for such period of time as it has the right to use the Marks. Licensee will have the right to use the Marks for as long as the PCS Services Agreement is in force unless this Agreement is earlier terminated pursuant to Clauses 9.1 or 9.2 hereof.

4.2 The Licensee shall supply to Sprint:

(a)	a monthly statement of the Licensee’s Gross Sales within five (5) Business Days of the end of each quarter;

(b)	a statement showing Gross Sales for each Accounting Period of the Licensee within one month after the end of such period certified by a qualified auditor approved by Sprint;

(c)	a balance sheet and profit and loss account showing the true position of the business of the Licensee for each Financial Year during the Term and for the Financial Year first expiring after the expiration or termination of this Agreement after the end of the relevant Financial Year certified by a qualified auditor approved by Sprint; and

(d)	any other information relating to the financial position of the Licensee as may be reasonably requested by Sprint during the term of this Agreement.

4.3 If the Gross Sales certified by the auditors of the Licensee in the statement provided pursuant to Clause 4.2(b) multiplied by the continuing royalty rate as set out in Clause 4.1 exceeds the amount paid to Sprint by the Licensee pursuant to Clause 4.1 for the Accounting Period, the Licensee shall pay such excess to Sprint, such payment to accompany the statement.

4.4 If the Gross Sales certified by the auditors of the Licensee in the statement provided pursuant to Clause 4.2(b) multiplied by the continuing royalty rate as set out in Clause 4.1is less than the amount paid to Sprint by the Licensee pursuant to Clause 4.1 for the Accounting Period, Sprint agrees to refund the amount of such deficiency to the Licensee within thirty (30) days of the receipt of such statement by Sprint.

4.5 Any obligation to make a payment under this Agreement has been expressed exclusive of any federal, state, local or other governmental value added, sales or similar tax. If such tax is chargeable under this Agreement, any payments due to Sprint hereunder shall be increased to include an amount equal to such tax.

4.6 In the event of any payment to be made by the Licensee under this Agreement not being received by Sprint on or before the due date of payment, interest shall become payable on such payment at the rate of four percent (4%) above the base rate of Lloyds TSB Bank PLC from the due date for payment to the date when payment is actually received (both before and after any court judgement).

4.7 Beginning on January 1, 2008, the parties shall make annual adjustments for inflation to the Cap equal to the change in the CPI from January 1 of a Financial Year of the Agreement to the following January 1, calculated as of January 1. All such calculations shall be made within thirty (30) days of the date that the CPI is released by the United States Department of Labor and adjustments to the Cap shall be applicable for the following Financial Year.

CONDITIONS OF USE

5.1 The Licensee hereby undertakes that it shall use the Marks at all times only in accordance with the Sprint PCS Branding Guidelines in effect from time to time. In the event of any inconsistency between the terms of this Clause 5 (i.e., Clauses 5.1 through 5.6) and the Sprint PCS Branding Guidelines, the provisions of this Clause 5 shall prevail.

5.2 The Licensee hereby undertakes that it shall not use, register or apply to register any of the Marks or any confusingly similar marks as the whole or part of any domain name, electronic mail address or otherwise without the prior written consent of Sprint.

5.3 The Licensee acknowledges that the value and reputation of the Marks are such that they denote high quality status and agrees to ensure that the goods and services to which the Marks are applied are of a style, appearance and quality so as to maintain the value and reputation of the Marks.

5.4 The Licensee further undertakes to comply with the following conditions of use:

(a)	the Licensee shall submit designs for any printed materials using the Marks to Sprint for approval as to the manner and context of the intended use of the Marks except in so far as the materials comply with the Sprint PCS Branding Guidelines or have been previously approved in writing. The Licensee shall not make use of any such design or advertising, marketing or promotional materials incorporating such designs for the purpose of the Licensed Activities unless Sprint has given its prior written approval to use of such materials (such approval not to be unreasonably withheld);

(b)	where Sprint has not sent (by courier, post, email or fax) to the Licensee at its then usual business or email address a written response in relation to the designs submitted by the Licensee within five (5) Business Days of receipt of such materials, Sprint shall be deemed to have approved the designs for the purposes of this Clause 5.4;

(c)	the Licensee’s use of the Marks (including without limitation, the shape, color and design of all of Licensee’s products and advertising and promotional material on or in which the Marks appear) shall comply at all times with the Sprint PCS Branding Guidelines or be in such other form as may from time to time be approved in advance in writing by Sprint.

(d)	If, in Sprint’s reasonable opinion, any advertising or promotional material in which any of the Marks are used does not comply with this Agreement or the Sprint PCS Branding Guidelines then, after a reasonable cure period, the Licensee must withdraw or use commercially reasonable efforts to procure the withdrawal of all such advertising and/or promotional materials;

(e)	the Marks may not be used in combination with any other marks, names, words, logos, symbols or devices (except as specified in this Agreement) without the prior written consent of Sprint (at its absolute discretion);

(f)	the Licensee shall promptly provide Sprint with details of all material complaints made by customers, distributors, retailers and/or members of the public relating to any Licensee’s products and services sold under the Marks and/or the Licensed Activities conducted under the Marks which the Licensee, in the exercise of its reasonable discretion, believes are capable of having an adverse effect upon the goodwill attending the Marks, together with reports on the resolution of such complaints and shall comply with any reasonable directions or recommendations given by Sprint in respect thereof; and

(g)	the Licensee shall obtain and comply with all necessary consents, licenses and authorisations and all other required formalities, and comply with all applicable laws and regulations in the Territory (including the Economic Espionage Act), in connection with the exercise of the Licensees’ rights granted by this Agreement and is under an obligation to notify Sprint if it becomes aware of any changes or possible changes in legislation, regulations, policy or procedures which may adversely affect the ability of the Licensee to carry on its business or use the Marks.

5.5 In order to ensure that the Licensee is complying with the obligations under this Agreement, the Licensee shall permit and facilitate review by Sprint of Licensee’s uses of the Marks, including, upon the reasonable written request of Sprint:

(a)	providing reasonable quantities of samples of any materials, including Licensee’s products and all advertising, marketing and promotional materials bearing the Marks, used in connection with the Licensed Activities prior to or in the course of their installation, sale or distribution (such samples to be provided at Sprint’s cost);

(b)	meeting with Sprint at least once in each calendar year at the Licensee’s offices at Sprint’s expense in order to review the exercise of the Licensee’s rights granted by this Agreement; and

(c)	permitting Sprint (or its nominated representative) upon reasonable notice during business hours to enter the Licensee’s premises to assess whether the Licensee is complying with the obligations under the terms of this Agreement.

5.6 If at any time the Licensee fails to comply with the conditions of use or standards of quality and presentation set out in this Clause 5, Sprint may direct the Licensee (in writing) to take such steps as may be necessary to ensure compliance which will, if such steps are taken to the reasonable satisfaction of Sprint, remedy such breach without prejudice to the Licensee’s liability to Sprint in respect of any damages or other claims which may have arisen as a result of such breach. If Sprint and Licensee do not agree with respect to any such issue, either party may escalate the matter as provided in Clause 14.11.

TRADEMARK PROTECTION

6.1 Sprint undertakes to prosecute registration of and maintain in good standing the Marks, and to take all necessary steps to defend its rights and those of Licensee against infringement of the Marks by third persons in accordance with 10.2.

6.2 The Licensee and Sprint each undertake that they shall, at the other’s request and expense, execute or procure the execution (including by any of the other Licensees) of any document which may be necessary to allow recordal of the rights granted to the Licensee by this Agreement and the corresponding cancellation of such recordal on the expiration or termination of this Agreement, for whatever reason.

6.3 The Licensee shall not:

(a)	seek any registration of any trademark, copyright or analogous right which is identical with or confusingly similar to any of the Marks in any country in the world; or

(b)	challenge the validity or Sprint’s ownership of the Marks or any registrations for them.

6.4 Sprint shall take all steps necessary to ensure that the registrations of the Marks cover (and, if applicable, are extended to cover) the scope of the Licensed Activities in the Territory to the extent that registrations are available in the Territory and as the Licensee may reasonably request or as Sprint reasonably considers is necessary to protect the value, reputation and/or goodwill associated with the Marks.

6.5 The Licensee shall, at the request of Sprint and at Sprint’s cost, provide full assistance in connection with the protection and maintenance by Sprint of its rights in and to the Marks in the Territory as Sprint may from time to time in its reasonable discretion determine necessary.

6.6 The Licensee shall immediately stop using, or as Sprint may direct, modify the use of, any Marks in relation to any part or parts of the Licensed Activities on receipt of written notice from Sprint notifying the Licensee that such use has been finally and definitively determined by a court of competent jurisdiction to infringe upon the intellectual property rights of a third party provided always that:

(a)	Sprint vigorously defends the infringement litigation;

(b)	Sprint shall permit the Licensee to recommence use of the Marks if, and as soon as reasonably practicable after, Sprint settles the matter with the third party with the effect that use by the Licensee is permitted or would no longer amount to an infringement of such third party’s rights; and

(c)	the Licensee’s obligation to pay Royalties in respect of its use of the Marks shall be suspended during the period that it is required by Sprint under this Clause 6.6 to stop using the Marks.

DEALINGS AND SUB-LICENSING

7.1 The rights granted under this Agreement are personal to the Licensee and the Licensee shall not delegate, sub-license, assign, mortgage, charge or encumber with a security interest any of those rights to any third party without the prior written consent of Sprint (which may be withheld for any reason), except (a) a sub-license as permitted by Clause 7.2; or (b) an assignment that would be permitted by and under the same terms as Section 20 of the PCS Services Agreement, but only in the event that the PCS Services Agreement is also so assigned.

7.2 The Licensee may sub-license its rights under this Agreement to the extent necessary to allow the Licensee to sub-contract to a manufacturer, retailer, printer or other Person requiring a license in connection with the conduct of the Licensee’s business any part of the operations required to facilitate the conduct of the Licensed Activities or the provision of Licensee’s products and services, provided that:

(a)	the Licensee gives prior written notice of the sub-license to Sprint;

(b)	the sub-license shall be in writing on terms and conditions no less onerous than those imposed on the Licensee by this Agreement;

(c)	the sub-licensee shall not have the right to sub-license its rights under the sub-license to any third party;

(d)	the permission to sub-license (and all sub-licenses granted) under this clause shall terminate automatically on termination or expiration of this Agreement;

(e)	the Licensee shall be liable for all acts and omissions of its sub-licensees, which shall be deemed to be the acts and omissions of the Licensee for the purposes of this Agreement;

(f)	the Licensee shall at all times and at its own cost enforce compliance by the sub-licensee with the terms of the sub-license; and

(g)	the Licensee shall not sub-contract the whole of its business operations to a third party.

LICENSOR’S WARRANTIES

8.1 Sprint represents and warrants that:

(a)	it is the beneficial owner of the Marks;

(b)	it has the right to grant all of the rights it purports to grant under this Agreement; and

(c)	is not aware of any other rights whose grant under this Agreement would be necessary to enable the Licensee to carry on the Licensed Activities under the Marks in accordance with this Agreement.

TERMINATION AND EFFECTS OF TERMINATION

9.1 This Agreement shall expire automatically without need for further notice upon the earlier to occur of: (a) expiration of the Term; and (b) expiration or an early termination of the PCS Services Agreement.

9.2 If any of the following occur (each a Default and the party triggering such Default a Breaching Party):

(a)	Sprint or Licensee fails to make a payment of money due under this Agreement which failure continues for more than thirty (30) days after written notice from the other party requiring the payment to be made;

(b)	Sprint or Licensee commits a material breach of any of the provisions of this Agreement, which breach (i) is or is likely to be materially damaging to the other party or to the goodwill in the Marks, including the use of the Marks for purposes other than a Licensed Activity or (ii) arises from the Licensee’s use of the Marks for purposes other than a Licensed Activity that is not or is not likely to be materially damaging to the other party or to the goodwill of the Marks, and (iii) either:

(A) continues for a period of more than sixty (60) consecutive days after receipt of written notice from the non-breaching party specifying the nature of the breach (Cure Period); or

(B) is of a nature that is not capable of cure;

(c)	Sprint or Licensee ceases to do business as a going concern;

(d)	Sprint or Licensee is unable or admits its inability to pay its debts as they become due; or

(e)	Sprint or Licensee institutes a voluntary proceeding, or becomes the subject of an involuntary proceeding which involuntary proceeding is not dismissed within thirty (30) days, under any bankruptcy act, insolvency law or any law for the relief of debtors, has a receiver appointed for the party which appointment is not dismissed, vacated or stayed within thirty (30) days, or executes a general assignment for the benefit of creditors;

then:

(A) if Sprint is the Breaching Party and Sprint has failed to cure any Default within the applicable cure period, if any, then Licensee may, at any time within twenty-four (24) months of the expiration of any applicable cure period for such breach, terminate this Agreement upon ninety (90) days prior written notice to Sprint; and

(B) if Licensee is the Breaching Party and Licensee has failed to cure any Default within the applicable cure period, if any, then Sprint may, at any time within ninety (90) days of the expiration of any applicable cure period for such breach, terminate this Agreement upon thirty (30) days written notice to Licensee; provided however that, within such 30-day period before termination, the parties may agree to extend the license in whole or in part beyond such date of nominal termination, in accordance with a transition plan suitable to protect the Licensee’s interests while Licensee effects a transition to replace trade names and trademarks; provided, further, that in no event shall Sprint be required to commit to continued use of the Marks or any of them throughout a transition period of more than twelve (12) further months, and Sprint shall continue to be entitled to procure injunctive relief against continuation of any breach by Licensee as of the date of notice of termination, provided that, if (x) Sprint notifies the Licensee of a breach referred to in Clause 9.2(b)(ii) above and (y) the Licensee wishes to dispute that the Marks have been used for purposes other than a Licensed Activity, the Licensee shall, within ten (10) days of receiving the notification, notify Sprint enclosing a Resolution Request (as defined in Clause 14.11) and the parties shall attempt to resolve the matter in accordance with Clause 14.11, and in relation to that breach:

(1) the Cure Period shall not be deemed to have commenced unless the parties are not able to resolve the dispute by the expiry of the 15-Business Day period referred to in Clause 14.11(b), upon which the Cure Period shall be deemed to commence;

(2) if the parties determine during or as a consequence of the procedures in Clause 14.11 that the Licensee is using the Marks for purposes other than a Licensed Activity, then the Cure Period shall be deemed to commence upon written notice from Sprint following that determination; and

(3) if the parties determine during or as a consequence of the procedures in Clause 14.11 that the Licensee is not using the Marks for purposes other than a Licensed Activity, Sprint shall notify Licensee that the notice of termination is withdrawn.

9.3 Reserved.

9.4 Upon expiration of the Term or earlier termination of this Agreement for any reason, the Licensee shall, as soon as reasonably practicable and in any event no later than three (3) months following expiration or termination (unless a longer period is authorized under a transition plan agreed under Clause 9.2(e)(B)):

(a)	cease to use any of the Marks other than in connection with accurate historical descriptions of the business and as may be required by any applicable law;

(b)	remove from any establishment or place all representations of the Marks including without limitation all signs or display material bearing the Marks;

(c)	deliver (at its expense) to Sprint (or to any Person nominated by Sprint) such products and other materials that it owns or that are in its possession which reproduce or display the Marks or, at the election of Licensee, remove the use of the Marks on such products or materials, or at the election of Licensee, destroy such products and other materials and provide Sprint with satisfactory evidence of their destruction; and

(d)	at the request of Sprint, execute any documents provided to the Licensee by Sprint necessary to confirm that the goodwill that has accrued during the Term in the Marks or any Mark is vested in Sprint.

9.5 The Licensee shall be entirely responsible to Sprint for any direct damage caused by the unauthorised use of such products and/or materials which are not delivered up or destroyed or altered pursuant to Clause 9.4(c).

9.6 Termination of this Agreement shall be without prejudice to the rights of either party which may have accrued up to the date of such termination.

9.7 Except as otherwise provided in Clauses 9.1 and 9.2, neither party may terminate this Agreement except by notice in writing to the other and with the written consent of the other.

INFRINGEMENTS AND INJUNCTIVE RELIEF

10.1	The Licensee shall promptly notify Sprint of:

(a)	any unauthorised use or infringement or suspected or threatened infringement of the Marks or of any passing off or of any other act or thing which might vitiate or prejudice the rights of Sprint in and to the Marks; and

(b)	any claims or allegations that the use of the Marks by the Licensee or its sub-licensees infringes the rights of any third party that comes to its notice at any time giving reasonable particulars thereof.

10.2 Subject only to Clause 10.4 below, Sprint shall have the exclusive right in its absolute discretion and at its expense to take whatever action it believes necessary and proper in connection with any of the matters described in Clause 10.1 above.

10.3 The Licensee agrees to provide to Sprint (at the expense of Sprint) all reasonable assistance which Sprint may require in connection with any action it may decide to take in relation to any unauthorised use, infringement, suspected or threatened infringement, passing off or other unlawful interference with the rights of Sprint (including, without limitation, bringing or joining in proceedings or lending its name to any proceedings brought by Sprint).

10.4 If, having been requested in writing by the Licensee to do so, Sprint fails to take action in respect of any event described in Clause 10.2 for a period exceeding twenty eight (28) Business Days, the Licensee shall be entitled to do so at its own expense and in its own name and that of Sprint and Sprint agrees to provide the Licensee all reasonable assistance which the Licensee may require in connection with the action it takes provided always that:

(a)	the Licensee notifies Sprint in writing of its intention to do so;

(b)	the Licensee shall only be permitted to take such action if failure to do so would have a material adverse effect on the Licensed Activities;

(c)	the Licensee shall not be permitted to take such action if it would have a material adverse effect on Sprint or any other licensee of the Marks acting within the terms of its license;

(d)	the Licensee will indemnify and keep indemnified Sprint from and against all costs and expenses (including, without limit, disbursements, legal costs on an attorney-client basis, fees and expenses and value added tax), actions, proceedings, claims, demands and damages arising directly from such action;

(e)	the Licensee keeps Sprint up-to-date with details of the status of such action or proceedings;

(f)	the Licensee shall consult Sprint prior to finalizing any negotiated settlement of any such action or proceedings (although the terms of any such settlement shall be at the Licensee’s sole discretion); and

(g)	if the Licensee succeeds in securing substantially all the relief it seeks in the action or proceedings it takes in accordance with this Clause 10.4, then it shall provide Sprint with evidence reasonably acceptable to Sprint (certified if required by Sprint by a qualified auditor approved by Sprint) of the legal costs and expenses incurred in taking that action and Sprint shall reimburse the Licensee its reasonable legal costs and expenses so incurred.

10.5 The proportion of the costs and damages recovered in respect of any action (or of a settlement of any action) pursuant to Clauses 10.2 or 10.4 shall first, reimburse the party who brought the action in respect of all costs and expenses payable to third parties (excluding, for the avoidance of doubt, the cost of lost management time) incurred as a result of bringing the action and the remainder shall go to Licensee, to the extent of injury suffered by it from the subject matter of the action, provided that Licensee provides Sprint, upon the reasonable request of Sprint, with evidence reasonably acceptable to Sprint of the loss or damage caused by the subject matter of the actions (certified if required by Sprint by a qualified auditor approved by Sprint), with any and all excess recovery going to Sprint; provided that nothing in this Clause 10.5 shall derogate from the acknowledgement in Clause 2.

INDEMNITY

11.1 The Licensee undertakes and agrees that it shall at all times during the continuance in force of this Agreement observe and perform the terms and conditions contained in this Agreement. The Licensee undertakes and agrees to indemnify and hold harmless Sprint and its officers, directors, agents, employees and representatives from and against all costs and expenses (including, without limitation, legal costs on an attorney-client basis, fees and expenses and value added tax), actions, proceedings, claims, demands and damages arising directly or indirectly from a third party claim relating to:

(a)	the Licensee’s use of a Mark in breach of this Agreement; or

(b)	the Licensee’s use of the Marks on or in relation to Licensee’s products or services in connection with any product liability claims or proceedings, save to the extent that the same are caused by the action or inaction of Sprint or a breach of this Agreement by Sprint.

11.2 Sprint shall indemnify and hold harmless the Licensee and its officers, directors, agents, employees and representatives from and against all costs and expenses (including, without limitation, legal costs on an attorney-client basis, fees and expenses and value added tax), actions, proceedings, claims, demands and damages arising directly or indirectly from a third party claim relating to Licensee’s use of a Mark in accordance with this Agreement or relating to a claim of invalidity of or defects in Sprint’s title to the Marks.

CONFIDENTIALITY

12 Each of the parties shall keep secret and confidential any information of a confidential nature which it may obtain relating to the business affairs and/or trade secrets of the other provided, that this obligation shall not apply in respect of (a) any information which comes into the public domain other than as a result of breach by the recipient of the information of the provisions of this clause; (b) which was otherwise known by the receiving party prior to receipt of such information from the disclosing party; or (c) which is required to be disclosed by law, any governmental or regulatory authority or by order of a court of competent jurisdiction. This clause shall continue in force following expiry or termination of this Agreement.

NOTICES

13.1 Any notice or other communication required or authorised to be given under this Agreement shall be in writing and either be delivered by hand or sent by first class post, courier or facsimile transmission (provided that in the case of facsimile transmission, the notice is confirmed by being delivered by hand or sent by first class post within forty-eight (48) hours) as follows:

Address for notices to Sprint:	Sprint Communications Company, L.P.
6200 Sprint Parkway
KSOPHF 0302 – 3B579
Overland Park, Kansas 66251
Attention: Vice President, Law – Intellectual Property
Fax: (913) 523-7651

With a copy to:	Sprint Spectrum L.P.
6200 Sprint Parkway
KSOPHF0202 – 2B579
Overland Park, Kansas 66251
Attention: Vice President, Corporate Development
Fax: (913) 523-2785

Address for notices to Licensee:	Virgin Mobile USA, LLC
10 Independence Boulevard
Warren, New Jersey 07059
Attention: General Counsel
Fax: (908) 607-4078

13.2 The parties may change the address, facsimile number or the name of the person for whose attention notices are to be addressed by serving a notice on the other party in accordance with the provisions of this Clause.

13.3	All notices given in accordance with Clause 13.1 above shall be deemed to have been served as follows:

(a)	if delivered by hand or courier, at the time of delivery;

(b)	if posted, at the expiration of three (3) Business Days after the envelope containing the same was delivered into the custody of the postal authorities; or

(c)	if communicated by facsimile, at the time of transmission,

provided that where, in the case of delivery by hand or transmission by facsimile, such delivery or transmission occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day. References to time in this clause are to local time in the country of the addressee.

13.4 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown or into the custody of the postal authorities as a pre-paid first class letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

GENERAL

Waiver

14.1 No delay, failure or indulgence by either party to perform any provision of this Agreement shall operate or be construed as a waiver of that party’s powers or rights under this Agreement or prejudice that party’s rights to subsequent action. Any waiver by either party of its rights under this Agreement shall not operate as a waiver in respect of any subsequent breach. No single or partial exercise of any power or right by either party shall preclude any other or further exercise thereof or the exercise of any such other power or right under this Agreement.

Modifications

14.2 No amendment or modification to this Agreement will be effective or binding unless it is in writing, signed by both the parties and specifically states that it is an amendment to this Agreement.

Invalidity

14.3 If at any time any one or more of the provisions (or part of one or more of the provisions) of this Agreement becomes invalid, illegal or unenforceable in any respect, under any law, the validity, legality and enforceability of the remaining provisions (or part or parts) shall not in any way be affected or impaired.

Entire Agreement

14.4 This Agreement sets out the entire agreement and understanding between Sprint and the Licensee in respect of the use of the Marks by the Licensees and supersedes all previous representations, understandings, licenses or agreements, whether oral or written, in relation to such use. It is agreed that:

(a)	no party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Agreement;

(b)	subject only to (c) below, no party shall have a claim or remedy in respect of misrepresentation (whether negligent or otherwise) or untrue statement made by any other party; and

(c)	this Clause shall not exclude any liability for fraudulent misrepresentation.

Independent Contractors

14.5 Nothing in this Agreement shall create, or be deemed to create, a partnership, a joint venture, an agency, a fiduciary duty or employment between the parties. The only relationship created by this Agreement is that of independent contractors, and, except as expressly provided herein, neither party by virtue of this Agreement has authority to transact any business in the name of the other party or on its behalf or incur any liability for or on behalf of the other party.

Governing Law

14.6 This Agreement shall be governed by and construed in accordance with New York law. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the Courts of the state of Delaware and the courts of the United States of America for the District of Delaware, and appellate courts of any such courts.

Counterparts

14.7 This Agreement may be executed in counterparts, each of which shall be considered an original, with the same effect as if the parties or their representatives signed the same instrument.

Further Assurances

14.8 Sprint and the Licensee shall, at the Licensee’s expense, execute and deliver all such documents and take or procure the execution of all such documents (in a form reasonably satisfactory to both parties) as may from time to time be required to give full effect to this Agreement.

Costs

14.9 Each party shall bear its own costs in connection with the negotiation, preparation and implementation of this Agreement.

Insurance

14.10 The Licensee shall ensure that it maintains at all times during the Term, current policies of insurance sufficient to indemnify against any product liability claims of up to twenty five million United States dollars ($25,000,000) arising from use of the Licensee’s products and services and naming Sprint as an additional insured.

Dispute Resolution

14.11 In the event there is a dispute between the parties regarding the interpretation of any provision this Agreement or either party’s performance under any provision of this Agreement (a Dispute), the parties shall attempt to resolve such Dispute in accordance with this Clause 14.11. This Clause 14.11 shall be without prejudice to either party’s right to take the action (including termination of this Agreement) described in Clause 9.2 in accordance with those Clauses.

(a)

Upon written request of either party (the Resolution Request), the Dispute shall be submitted for resolution to a dispute resolution team which shall be comprised of two representatives from each party (the Integrated Action Team). The Integrated Action Team shall meet as often as necessary to gather and furnish to each party all information with respect to the matter in issue, which is appropriate and germane for its resolution. The Integrated Action Team shall discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of further action relating thereto. During the course of such negotiation, all reasonable requests made by one party to the other for non-privileged information reasonably related to this Agreement and the

Dispute will be honored in order that such party may be fully advised of the other’s position. The specific format for such discussions will be left to the discretion of the Integrated Action Team, but may include the preparation of agreed upon statements of fact or written statements of position furnished by each party to the other.

(b)	If the Dispute is not fully resolved by the Integrated Action Team within fifteen (15) Business Days after the delivery of the Resolution Request, then either of the parties may request that the Dispute be escalated to the Designated Officers of the parties (the Escalation Request), after which, within fifteen (15) Business Days of the delivery of the Resolution Request, each of the parties shall prepare and send to the Designated Officers of the parties, respectively, a memorandum stating its understanding of the matter subject to the Dispute, its position in relation to such matter, its reasons for taking such position and any proposals for resolving the Dispute.

(c)	The Designated Officers shall as soon as reasonably practicable (within at least fifteen (15) Business Days after the Dispute has been referred to such Designated Officers or as such Designated Officers shall otherwise agree) meet (in person or by telephone) to discuss the Dispute and use their reasonable best efforts to resolve it. Designated Officers means each entity’s President, CEO or Chairman (as applicable).

(d)	Notwithstanding anything in this Agreement to the contrary, either party may resort to court action for injunctive relief at any time if the dispute resolution process set forth in this Clause would permit or cause irreparable damage to such party due to delay arising out of the dispute resolution process.

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[Signature page to Amended and Restated Trademark License Agreement]

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

SPRINT COMMUNICATIONS COMPANY L.P.

By
Name:
Title:

VIRGIN MOBILE USA, LLC

By
Name:
Title: